Exhibit 10.2

Execution Version

AGREEMENT

        This Agreement (the "Agreement") is entered into as this 25th day of April, 2006 by and between Atlas Air Worldwide Holdings, Inc. ("Atlas") and Herbert J. Lanese ("Director").

        WHEREAS, Director is a member of Atlas's board of directors ("Board"), the Audit Committee of the Board ("Audit Committee") and the board of certain of Atlas's subsidiaries (collectively with Atlas, "Company");

        WHEREAS, Director is contemplating resigning from the Board, the Audit Committee and the other board and committee positions with the Company in order to pursue other opportunities;

        WHEREAS, the Board recognizes that the extraordinary circumstances surrounding the Company's emergence from bankruptcy in July 2004 and the Company's rapid turnaround and return to profitability have required Board and committee members to spend unusual amounts of uncompensated time on Company matters, time far in excess of what would ordinarily be expected by Board members.

        WHEREAS, in consideration of Director's efforts in this regard, and in recognition of Director's diligence in the performance of his board and committee obligations, including Director's service to the Company for a substantial portion of the year prior to the Company's 2006 annual meeting of stockholders (the "2006 Annual Meeting"), and in recognition of the mutual decision of the Company and the Director that it is in the best interest of the Company and the Director for the Director to resign from service prior to the 2006 Annual Meeting, the Board believes that an equitable adjustment of Director's cash and equity compensation is appropriate.

        NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Atlas and Director hereby agree as follows:

     1. Resignation: Director resigns (the "Resignation") from the Board, the Audit Committee and all other boards and committees of the Company to which the Director is a member, effective as of the date of this Agreement ("Resignation Date"), and concurrently with the execution of this Agreement, Director will submit a letter of resignation to Atlas, in the form set forth in Exhibit A hereto.

      2. Accelerated Vesting and Other Matters:

        (a) Restrictions applicable to the following restricted stock awards shall terminate as of the Resignation Date as follows:

(i)	1,500 (of the 1,667) shares of Atlas's common stock ("Common Stock") granted on July 27, 2004, which restriction would otherwise not terminate until July 27, 2006; and

(ii)	5,000 shares of Atlas's Common Stock granted on November 4, 2004, which restriction would otherwise not terminate until Atlas's 2006 Annual Meeting.

     Such 6,500 shares of Common Stock shall be issued by the Company to Director's Atlas Air Worldwide Holdings account currently managed by Fidelity as soon as reasonably practicable following the parties execution and delivery of this Agreement and the Director's delivery of the letter of resignation.

     (b) At the time that all other members of the Board receive their third quarter 2006 retainer checks from Atlas, Director shall receive a payment equal to the amount a standing member of the Board and the Audit Committee would be entitled to receive for attendance at all meetings for the Board and the Audit Committee held from April 1, 2006 through the 2006 Annual Meeting. Additionally, Director agrees to cooperate with the Company to promptly resolve all expense account statements to the Company's reasonable satisfaction.

     (c) Atlas will pay Director's reasonable attorneys' fees, up to a maximum of $25,000, incurred in connection with his Resignation, the negotiation of this Agreement, and any other related matters that may occur up to the date of the 2006 Annual Meeting, upon presentation to Atlas of detailed invoices for such fees.

      3. Comprehensive General Release and Waiver:

          (a) In consideration of the equitable compensation adjustments provided to Director under Paragraph 2, and except as expressly set forth in this Agreement (including, without limitation, Paragraph 4(a) below), Director hereby releases, waives, and forever discharges the Company, individually and in his capacity as a stockholder of the Company, its officers, directors, employees, partners, owners, affiliates, and agents, and its and their respective officers, directors, employees, partners, owners, affiliates, agents, successors, assigns, benefit plans, and programs (collectively, the "Company Releasees") from any claim, demand, action, or cause of action, whether known or unknown, which arose at any time during Director's tenure. Accordingly, Director waives and releases all rights, individually and in his capacity as a stockholder of the Company, relating to, arising out of, or in any way connected with his service to or Resignation from the Company, including, but not limited to, any claim, demand, cause of action, or right, including claims for attorneys' fees based on, but not limited to:

(i)	Any and all rights or claims under any express or implied contract or covenant, covenant of good faith and fair dealing, promissory estoppel, or other promises;

(ii)
Any and all common law claims such as wrongful discharge, violation of public policy, defamation, slander, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

(iii)
Any and all claims for any of the following: money damages including actual, compensatory, or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, sick pay, stock options, vacation pay, bonuses, stock awards, liquidated damages, costs, expenses, or any other remedies.

Director acknowledges that he is generally releasing all claims and potential claims, individually and in his capacity as a stockholder of the Company, pursuant to this Paragraph 3 to the fullest extent permitted at law. The waiver and release contained in this Paragraph 3, however, does not include: (a) any rights or claims arising exclusively after the Resignation Date; (b) any rights under this Agreement; and (c) all rights to indemnification that Director may otherwise have under law.

     (b) In consideration of the agreements by the parties hereunder and for other valuable consideration, and except as expressly set forth in this Agreement (including, without limitation, Paragraph 4(b) below), Atlas, on behalf of itself and the Company Releasees, hereby releases, waives, and forever discharges Director from any claim, demand, action, or cause of action, whether known or unknown, which arose at any time during Director's tenure. Accordingly, Atlas waives and releases all rights relating to, arising out of, or in any way connected with Director's service to or Resignation from the Company, including, but not limited to, any claim, demand, cause of action, or right, including claims for attorneys' fees based on, but not limited to:

(i)	Any and all rights or claims under any express or implied contract or covenant, covenant of good faith and fair dealing, promissory estoppel, or other promises;

(ii)
Any and all common law claims such as wrongful discharge, violation of public policy, defamation, slander, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

(iii)
Any and all claims for any of the following: money damages including actual, compensatory, or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, sick pay, stock options, vacation pay, bonuses, stock awards, liquidated damages, costs, expenses, or any other remedies.

Atlas, on behalf of itself and the Company Releasees, acknowledges that Atlas and each of the Company Releasees is generally releasing all claims and potential claims pursuant to this Paragraph 3 to the fullest extent permitted at law. The waiver and release contained in this Paragraph 3, however, does not include: (a) any rights or claims arising exclusively after the Resignation Date; (b) any rights under this Agreement; and (c) all rights regarding indemnification that Atlas or any of the Company Releasees may otherwise have under law.

     4. Covenant Not To Sue: (a) Director agrees not to file any claims, complaints, charges, or lawsuits against or about any Company Releasees, individually and in his capacity as a stockholder of the Company, for any of the claims or other matters that are released, waived, or discharged in Paragraph 3 of this Agreement. Accordingly, Director covenants and agrees, individually and in his capacity as a stockholder of the Company, not to sue any of the Company Releasees concerning any claim relating to, arising out of, or occurring during the course of his service to or Resignation from the Company.

          (b) Atlas covenants and agrees not to sue, and agrees to cause the Company Releasees to covenant and agree not to sue, Director concerning any claim relating to, arising out of, or occurring as a result of Director's service as a director of the Company and while Director acted within the scope of his duties, or as a result of his Resignation, except to the extent such claim resulted from the intentional or willful misconduct of Director or breach of this Agreement.

     5. Non-Disclosure and Return Of Company Property: Director covenants and agrees that at any time in the future he will not reveal, divulge, or make known to any third party any Confidential or Proprietary Information of the Company which is not in the public domain, except as required by law. "Confidential or Proprietary Information" includes, but is not limited to, records, data, trade secrets, pricing policies, strategy, rate structure, personnel policy, management methods, financial reports, methods or practice of obtaining or doing business and any oral or written information disclosed to Director or known by Director as a consequence of or through Director's service to the Company which relates to the Company's business, products, processes, contracts, or services, including, but not limited to, information relating to research, development, inventions, products under development, manufacturing, processes, formulas, purchasing, finance, accounting, revenues, expenses, marketing, selling, suppliers, customer lists, customer requirements, and the documentation thereof. Except as specifically set forth herein, Director has returned or agrees to return to Atlas within seven (7) business days of the Resignation Date, any and all Company property (including any electronic equipment) and records in Director's possession or control, whether prepared by Director or by others, including, but not limited to, Company: notes, memoranda, correspondence, documents, records, notebooks, tapes, disks, and other repositories or potential or possible repositories of Confidential or Proprietary Information. At the direction of the Director, within such seven (7) business days, Director shall return all such Company property either by (a) sending it to the Company by overnight delivery by a nationally recognized courier service (with such fees incurred by Director to be reimbursed by Atlas upon presentation of the invoice(s) for such fees) or (b) arranging with the Company to have the Company travel to Director's residence in Connecticut at a mutually convenient time to remove such property. Director also agrees to return all Company identification and credit cards on or before the Resignation Date.

     6. Non-Disparagement: The parties mutually covenant and agree not to make any oral or written statement or communication, or take any other action, which disparages or criticizes, or tends to disparage or criticize, the other (including, with respect to such statements or actions of the Director, the Company's officers and directors), and agrees not to make statements about the other to public media without prior consent of the other party; provided, however, Atlas shall be authorized to issue a press release and file a Current Report on Form 8-K ("Form 8-K") with the U.S. Securities and Exchange Commission ("SEC"), in accordance with Paragraph 18 below. Director agrees not to send bulk-mails or faxes or other communications to Company employees or members of the Board generally or to large groups of Company employees or members of the Board. Director agrees to cooperate with the Company to promptly resolve all expense account statements to the Company's reasonable satisfaction.

     7. Confidentiality: Until Atlas files this Agreement with the SEC, Director agrees to keep the terms of this Agreement confidential and not to disclose those terms to anyone except immediate family members, legal counsel, and tax or financial advisors on a need-to-know basis; provided, however, that Director advises such persons of the confidential nature of this Agreement and they agree not to disclose such information further, and except as may otherwise be necessary to enforce the terms of this Agreement or as required by law.

     8. Cooperation: Director agrees to cooperate fully with the Company in connection with any actions, proceedings, investigations or reviews or potential actions, proceedings, investigations or reviews, the subject matter of which arose, occurred, or transpired while Director was a director or otherwise represented the Company. Such cooperation will include, but is not limited to, interviews, and testimony at deposition, trial, or arbitration; submission of affidavits, certifications, or other court documents; and preparation for the foregoing via personal meetings and telephone conferences with the Company and/or its counsel. Atlas agrees to pay Director's reasonable out-of-pocket expenses arising from such interviews, testimony and preparation for such interviews or testimony.

     9. Successors: This Agreement shall apply to Director, as well as his heirs, agents, executors, and administrators. The Agreement also shall apply to, and inure to the benefit of, the predecessors, successors, and assigns of Atlas and each past, present, or future employee, agent, representative, officer, partner, owner, or director of Atlas and any division, subsidiary, parent, or affiliated entity.

     10. Prior Agreements: Except as provided herein, this Agreement shall supersede and effectively terminate any prior agreement(s) and writing(s) between Atlas and the Director, whether oral or written. Director hereby releases Atlas and the Company Releasees from any and all obligations under those respective agreements and writings. Nothing herein shall supersede any indemnification agreements or arrangements for the benefit of Director.

     11. Severability: If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remaining terms of this Agreement will remain in full force and effect.

     12. Complete Agreement: The parties agree that this Agreement sets forth all of the terms of the agreement between the parties with respect to the subject matter of this Agreement, and there are no other promises, understandings, or agreements relating thereto except as may be provided herein.

     13. No Oral Modification: This Agreement may only be amended in a writing signed by Director and Atlas.

     14. No Admission: Nothing in this Agreement shall be construed as an admission of liability by either party. The purpose of this Agreement is solely to amicably resolve all issues relating to Director's tenure and Resignation.

     15. Drafting: Both parties have participated in the preparation of this Agreement, and no rules of construction or interpretation based upon which party drafted any portion of the Agreement shall be applicable or invoked.

     16. Choice of Law and Jurisdiction: This Agreement shall be construed and enforced in accordance with the law of the State of New York. Any action brought by or on behalf of Director, his agents, heirs, administrators, or executors against Atlas (or any of its officers, directors, employees, partners, owners, affiliates, or agents) to enforce this Agreement shall be maintained in a court located in the jurisdiction in which Director was retained by Atlas as a director.

     17. No Representations: The parties agree and acknowledge that they have not relied upon any representation, whether written or oral, of the other party in connection with entering into this Agreement, other than as set forth herein.

     18. Public Announcements: The parties will cooperate in the issuance of any press releases or otherwise in the making of any public statements with respect to Director's Resignation and related matters contemplated hereby. Director acknowledges and agrees that Atlas intends to issue a press release and file a related Form 8-K with the SEC promptly following the parties' execution and delivery of this Agreement; provided, however, such press release and Form 8-K shall be subject to Director's prior approval (subject to Form 8-K legal requirements), such approval not to be unreasonably withheld.

     19. Notices: All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

      (a) by hand (in which case, it will be effective upon delivery);

     (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

     (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, to it at:

Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, New York 10577
Telephone number: (914) 701-8000
Facsimile number: (914) 701-8333
Attention: Legal Department

with a copy to:

Ropes & Gray, LLP
45 Rockefeller Plaza
New York, New York 10111-0087
Telephone number: (212) 841-5700
Facsimile number: (212) 841-5725
Attention: Adam R. Kokas, Esq.

If to the Director, at:

Herbert J. Lanese
792 N. Wilton Road
New Canaan, Connecticut 06840
Telephone number: (203) 801-0122
Facsimile number: (203) 801-0043

with a copy to:

Robinson & Cole LLP
695 East Main Street
Stamford, Connecticut 06904
Telephone number: (203) 462-7505
Facsimile number: (203) 462-7599
Attention: Richard A. Krantz, Esq.

     20. Counterparts: This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned individually or as a duly authorized officer of Atlas cause the Agreement to be executed,

ATLAS:	DIRECTOR:

ATLAS AIR WORLDWIDE HOLDINGS, INC.	HERBERT J. LANESE
By:	/s/ Jeffrey H. Erickson	/s/ Herbert J. Lanese

Name: Jeffrey H. Erickson
Title: President & CEO

EXHIBIT A

FORM OF LETTER OF RESIGNATION

April ___, 2006

Atlas Air Worldwide Holdings, Inc.
2000 Westchester Avenue
Purchase, NY 10577
Attention: Chairman of the Board of Directors

I hereby resign my position as a member of the Board of Directors, Audit Committee and any other committees of Atlas Air Worldwide Holdings, Inc., and any and all positions I may hold as a director of any subsidiaries of Atlas Air Worldwide Holdings, Inc., effective as of the date of this letter.

Sincerely,

___________________________
Herbert J. Lanese